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TUESDAY JULY 20, 8:56 AM EASTERN TIME

Company Press Release

First Capital, Inc. and HCB Bancorp Agree to Merger of Equals

CORYDON, Ind.--(BUSINESS WIRE)--July 20, 1999--The boards of directors of First Capital, Inc. (Nasdaq SmallCap:FCAP - news) and HCB Bancorp on July 19 announced a merger of equals forming a $203 million bank with nine offices in Harrison, Floyd and Washington counties in Indiana. First Capital, based in Corydon, is the parent of First Federal Bank.

HCB Bancorp, based in Palmyra, is the parent of Harrison County Bank. The combined bank will operate under the name First Harrison Bank, and the merged holding company will retain the name First Capital.

Under the terms of the merger agreement, each share of HCB Bancorp common stock would be exchanged for 15.5 shares of First Capital common stock, with cash paid in lieu of fractional shares. First Capital expects to issue approximately 1,245,000 shares in the transaction.

The transaction is intended to constitute a tax-free reorganization under the Internal Revenue Code so that shareholders of HCB Bancorp will not recognize any gain or loss in connection with the exchange. In addition, it is intended that the merger be accounted for as a "pooling-of-interests."

Gordon Pendleton, the current Chairman and Chief Executive Officer of First Capital and First Federal Bank, will remain Chairman of First Capital. Earl Book, the current Chairman of HCB Bancorp and Harrison County Bank, will become Chairman of First Harrison Bank. The Boards of Directors of First Capital and First Harrison Bank will be composed of all of the current members of the Boards of Directors of First Capital and HCB Bancorp.

Samuel E. Uhl, the current President of First Capital and First Federal Bank, will become President and Chief Executive Officer of First Harrison Bank. William W. Harrod, the current President and Chief Executive Officer of HCB Bancorp and Harrison County Bank, will become President and Chief Executive Officer of First Capital.

First Capital and HCB Bancorp expect the transaction to be accretive to earnings per share in the first year of combined operations. Both companies expect to realize cost savings equal to approximately 8% of their combined general and administrative expenses through consolidation of back office operations, elimination of duplicate professional expenses, and normal attrition. All present employees will be retained.

"We are extremely pleased to be joining forces with Harrison County Bank," said Gordon Pendleton, Chairman and Chief Executive Officer of First Capital. "Our market areas, management expertise and community banking approach complement each other wonderfully."

"We believe that the combination with First Federal Bank is a winning one for our customers, shareholders, employees, and the communities in which we do business," said Earl Book, Chairman of HCB Bancorp. "Our customers will benefit from the larger number of branches and


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greater resources of the combined banks, while our shareholders will benefit from holding shares in a larger, publicly traded company."

At March 31, 1999, First Capital had total assets of $117 million, deposits of $86 million and stockholders' equity of $17 million. First Capital operates three banking offices in Corydon and New Salisbury, Indiana.

At March 31, 1999, HCB Bancorp had total assets of $87 million, deposits of $75 million and stockholders' equity of $12 million. HCB Bancorp operates six banking offices in Palmyra, Crandall, Hardinsburg, Greenville, New Albany, and Georgetown, Indiana.

The merger is subject to the approval of the shareholders of both companies and to the receipt of all required regulatory approvals. The transaction is expected to close in the first quarter of 2000.


CONTACT:

    First Capital, Inc.

    Samuel E. Uhl, 812/738-2198

          or

    HCB Bancorp

    William W. Harrod, 812/364-6192